Exhibit 4.2

Authorized Participant Agreement

This authorized participant agreement (“Authorized Participant Agreement” or “Agreement”) dated as of [ ], 2026 among (i) [ ], a [ ] organized under the laws of [ ] (the “Authorized Participant”), (ii) BlackRock Fund Advisors, a California corporation acting in its capacity as administrative trustee (in such capacity, the “Administrative Trustee”) of the iShares® Bitcoin Premium Income ETF (the “Trust”), a Delaware statutory trust organized and governed by the provisions of the Amended and Restated Trust Agreement (as may be amended, modified, supplemented and restated from time to time, the “Trust Agreement”) dated as of [ ] among the Administrative Trustee, iShares Delaware Trust Sponsor LLC, a Delaware limited liability company acting in its capacity as sponsor of the Trust (in such capacity, the “Sponsor”) and Wilmington Trust, National Association acting in its capacity as Delaware trustee of the Trust (in such capacity, the “Delaware Trustee”), and (iii) the Sponsor.

RECITALS

A.

Pursuant to the provisions of the Trust Agreement, the Trust may from time to time issue or redeem equity securities representing an interest in the assets of the Trust (“Shares”), in each case only in an aggregation of a specified number of Shares (such aggregated amount, as the same may be amended or modified from time to time pursuant to the provisions of the Trust Agreement, a “Basket”), and integral multiples thereof, and only in transactions with parties who, at the time of the transaction, shall have a signed and effective authorized participant agreement with the Trust.

B.

[AP NAME] has requested to become an “Authorized Participant” with respect to the Trust (as such term is defined in the Trust Agreement), and the Sponsor and the Administrative Trustee have agreed to such request.

C.

The Authorized Participant may place Purchase Orders and Redemption Orders (as defined in the Procedures) on its own behalf or on behalf of one or more third parties, which may be affiliates, who have entered into agreements or arrangements with such Authorized Participant (any such third party, an “Authorized Participant Client”) pursuant to which the Authorized Participant or Authorized Participant Client shall source, deliver and/or receive cash, digital assets (bitcoin) and (in the case of the Authorized Participant) IBIT Shares (but not Shares) in connection with Purchase Orders and Redemption Orders placed by the Authorized Participant. For the avoidance of doubt, the Authorized Participant may source, deliver, and/or receive Shares in connection with Purchase Orders and Redemption Orders.

D.

If the Authorized Participant has designated an Authorized Participant Client, then where the Authorized Participant is under an obligation to deliver, receive or otherwise transfer digital assets under this Agreement (including pursuant to any provisions of any schedule or attachment hereto), that obligation shall be performed by its Authorized Participant Client. The Authorized Participant shall be liable to the Trust for any failure of the Authorized Participant Client to deliver or transfer digital assets to the Trust as required by this Agreement, subject to the terms hereof.

E.

If the Purchase Order or Redemption Order is all or partially for cash, the cash shall be delivered by the Authorized Participant to the Trust for a Purchase Order and to the Authorized Participant by the Trust for a Redemption Order (as defined herein). In addition, the Authorized Participant shall ensure that its Authorized Participant Client complies with any representation, warranty or covenant relating to the delivery, receipt or transfer of digital assets and/or cash required to be made hereunder. For the avoidance of doubt and notwithstanding anything else herein to the contrary, the Authorized Participant shall be fully liable for any failure of any Authorized Participant

Client to perform such obligation or make such representation, warranty or covenant and no Authorized Participant Client shall receive any fees or other form of compensation from the Sponsor or the Trust hereunder.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, hereto, intending to be legally bound, agree as follows:

Section 1. Procedures. The Authorized Participant will purchase or redeem Baskets of the Trust in compliance with the Trust Agreement as supplemented by the Purchase and Redemption Procedures attached to this Agreement as Schedule 1 (such procedures, as the same may be amended or modified from time to time in compliance with the provisions hereof and thereof, the “Procedures”), using such forms as shall be adopted from time to time by the Administrative Trustee to purchase one or more Baskets (a “Purchase Order”), or to redeem one or more Baskets (a “Redemption Order”). All Purchase Orders and Redemption Orders (collectively, “Orders”) shall be placed and executed in accordance with the Trust Agreement as supplemented by the Procedures.

Section 2. Incorporation of Standard Terms. The Standard Terms attached hereto as Schedule 2 are hereby incorporated by reference into, and made a part of, this Agreement.

Section 3. Conflicts Rules. In case of any inconsistency between the provisions of this Agreement and the Trust Agreement, the provisions of the Trust Agreement shall control. In case of inconsistency between the provisions incorporated by reference into this Agreement pursuant to Section 2 above and any other provision of this Agreement, the latter will control.

Section 4. Authorized Representatives. Pursuant to Section 2.01 of the Standard Terms, attached hereto as Schedule 3 is a certificate listing the Authorized Representatives of the Authorized Participant.

Section 5. Notices. Except as otherwise specifically provided in the Procedures, all notices required or permitted to be given pursuant hereto shall be given in writing and delivered by personal delivery or by postage prepaid registered or certified United States first class mail, return receipt requested, or by telex, telegram, facsimile, email, or similar means of same day delivery (with a confirming copy by mail) addressed as follows:

(i)         If to the Administrative Trustee:

BlackRock Fund Advisors

400 Howard Street

San Francisco, CA 94105

Attn: Legal Department

Telephone: (415) 670-2860

Facsimile: (415) 618-5731

(ii)         If to the Sponsor:

iShares Delaware Trust Sponsor LLC

400 Howard Street

San Francisco, CA 94105

Attn: iShares Product Management Team

Telephone: (415) 670-4671

Facsimile: (415) 618-5097

With a copy to:

BlackRock Fund Advisors

400 Howard Street

San Francisco, CA 94105

Attn: Legal Department

Telephone: (415) 670-2860

Facsimile: (415) 618-5731

Email: groupisharesetfslegalus@blackrock.com

(iii)         If to the Authorized Participant:

[         ]

Address: [         ]

Attn: [         ]

Electronic Mail: [         ]

Telephone: [         ]

Facsimile: [         ]

or to such other address as any of the parties hereto shall have communicated in writing to the remaining parties in compliance with the provisions hereof.

Section 6. Effectiveness, Termination and Amendment. This Agreement shall become effective, upon execution and delivery by each of the parties hereto. This Agreement may be terminated at any time by any party upon sixty days prior written notice to the other parties and may be terminated earlier by the Administrative Trustee or the Sponsor at any time in the event of a breach by the Authorized Participant of any provision of this Agreement (including the Standard Terms incorporated by Section 2 hereof) or the Procedures. This Agreement supersedes any prior agreement between or among the parties concerning the matters governed hereby. This Agreement may be amended by the Administrative Trustee and the Sponsor from time to time without the consent of the Authorized Participant, or any person on whose behalf the Authorized Participant holds Shares, by the following procedure: the Administrative Trustee or the Sponsor will mail a copy of the amendment to the Authorized Participant in compliance with the notice provisions of this Agreement; if the Authorized Participant does not object in writing to the amendment within ten (10) Business Days after receipt of the proposed amendment, the amendment will become part of this Agreement in accordance with its terms.

Section 7. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to the conflicts of law provisions thereof. The parties irrevocably submit to the non-exclusive jurisdiction of any New York State of United States Federal court sitting in New York City over any suit, action or proceeding arising out of, or relating to, this Agreement.

Section 8. Assignment. No party to this Agreement shall assign any rights, or delegate the performance of any obligations, arising hereunder without the prior written consent of the other parties hereto, except that an Authorized Participant may designate an Authorized Participant Client as provided herein; and further provided that (i) any party hereto which may be merged or converted, or with which it may be consolidated, or any entity resulting from any merger, consolidation or conversion to which a party hereunder shall be a party, shall be the successor of such party hereto, and (ii) each of the Administrative Trustee and the Sponsor may (A) assign this Agreement, in whole but not in part, to an affiliate that succeeds to such party’s duties under the Trust Agreement upon notice to the other parties or (B) may delegate any portion of its duties or functions hereunder, if any, for so long as it remains responsible therefor. Any purported assignment or delegation in violation of these provisions shall be null and void. Notwithstanding the foregoing, any successor Administrative Trustee appointed in compliance with the Trust Agreement shall automatically become a party hereto and shall assume all the obligations and be entitled to all the rights and remedies of the Administrative Trustee hereunder.

Section 9. Signatures and Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Facsimile, PDF or electronic image file signatures to this Agreement shall be acceptable and binding.

IN WITNESS WHEREOF, the parties hereto have executed this Authorized Participant Agreement as of the date set forth above.

BLACKROCK FUND ADVISORS, in its capacity as Administrative Trustee of the iShares® Bitcoin Premium Income ETF

By:
Name:
Title:

iSHARES® DELAWARE TRUST SPONSOR LLC, in its capacity as Sponsor of the iShares® Bitcoin Premium Income ETF

By:
Name:
Title:

[AUTHORIZED PARTICIPANT]

By:
Name:
Title:

Schedule 1

Purchase and Redemption Procedures

iShares Bitcoin Premium Income ETF

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. For purposes of these Procedures, unless the context otherwise requires, the following terms will have the following meanings:

“Administrative Trustee” shall mean BlackRock Fund Advisors, a California corporation, in its capacity as administrative trustee under the Trust Agreement, and any successor thereto in compliance with the provisions thereof.

“AP Cash Account” shall mean an account at a commercial bank in the United States designated in writing by the Authorized Participant to receive or transfer the cash related to Orders.

“AP Securities Account” shall mean an account at the AP Securities Custodian designated in writing by the Authorized Participant to receive or transfer IBIT Shares (and not Shares) related to Orders.

“AP Securities Custodian” shall mean a commercial bank, or other legally authorized and prudentially regulated securities custodian under applicable law, in the United States, at which the Authorized Participant maintains a securities custody account.

“Authorized Participant” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“Authorized Participant Agreement” shall mean, with respect to an Authorized Participant, such Authorized Participant’s Authorized Participant Agreement with the Administrative Trustee and the Sponsor.

“Authorized Participant Client” has the meaning given in the recitals to this Agreement.

“Authorized Representative” shall mean, with respect to an Authorized Participant, each individual who, pursuant to the provisions of its Authorized Participant Agreement, has the power and authority to act on behalf of the Authorized Participant in connection with the placement of Purchase Orders or Redemption Orders and is in possession of the personal identification number (PIN) assigned by the Administrative Trustee for use in any communications regarding Purchase Orders or Redemption Orders on behalf of such Authorized Participant.

“Basket” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“Basket Amount” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“bitcoin” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“BRIL” shall mean BlackRock Investments, LLC. Under an ETF Services Agreement, the Trust has retained BRIL, an affiliate of the Administrative Trustee, to perform certain order processing and other services with respect to the issuance and distribution of Baskets of the Trust.

“Business Day” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“Bitcoin Custodian” shall mean Coinbase Custody Trust Company, LLC, in its capacity as bitcoin custodian for the Trust pursuant to the Coinbase Custodial Services Agreement or other entity with which the Trust shall have entered into an agreement for the custody of the Trust’s property; provided, that if there is more than one Bitcoin or Cash Custodian at any time, a reference in these Procedures to “the Custodian” in connection with a particular Purchase Order or Redemption Order shall be to such Bitcoin or Cash Custodian as the Administrative Trustee shall have designated for purposes of such Purchase Order or Redemption Order.

“Cash Account” shall mean an account established for the Trust with the Cash Custodian for use related to the Cash Component and Cash Amount of a cash and partial cash Purchase Order or Redemption Order.

“Cash Amount” shall mean an amount of cash sufficient to pay any applicable transaction fee, redemption fee and any additional fixed and/or variable charges applicable to Purchase Orders or Redemption Orders (including fees related to the Trust’s options), which may vary depending on the type of order, as disclosed in the Prospectus.

“Cash Component” shall mean, in the case of (a) a cash Purchase Order or Redemption Order, an amount of cash equal to the Basket Amount and (b) a partial cash Purchase Order or Redemption Order, an amount of cash that replaces bitcoin or IBIT Shares, as determined by the Administrative Trustee in its sole discretion.

“Cash Custodian” shall mean The Bank of New York Mellon, or any successor thereto in its capacity as the cash custodian for the Trust.

“Bitcoin Custodian Agreement” shall mean, as of any date, the Coinbase Custodial Services Agreement at the time in effect between the Trust and the Bitcoin Custodian.

“Delivery” or “Deliver” (or “Delivered”) shall mean (a) when used with respect to bitcoin, (i) in the case of a Purchase Order, a deposit of spot bitcoin from the relevant Digital Wallet into the Trust’s Trading Account that meets the requirements for an effective transfer, and (ii) in the case of a redemption, a transfer of spot bitcoin from the Trust’s Trading Account to the relevant Digital Wallet, (b) when used with respect to IBIT Shares, (i) in the case of a Purchase Order, a deposit of IBIT Shares from the AP Securities Account to the Trust’s Securities Account with the Securities Custodian that meets the requirements for an effective transfer and (ii) in the case of a redemption, a transfer of IBIT Shares from the Trust’s Securities Account with the Securities Custodian to the AP Securities Account, (c) when used with respect to Shares, either (i) one or more book-entry transfers of those Shares to an account or accounts at DTC designated by the person entitled to such delivery for further credit as specified by that person or (ii) in the circumstances specified in Section [2.4(e)] of the Trust Agreement, execution and delivery at the Corporate Trust Office of the Administrative Trustee of one or more Certificates evidencing those Shares, and (d) when used with respect to cash (which shall be U.S. dollars), (i) in the case of a cash Purchase Order, a wire-transfer from the AP Cash Account to the Trust’s Cash Account, and (ii) in the case of a Redemption Order, a wire transfer from the Trust’s Cash Account to the AP Cash Account.

“Deposit Property” means IBIT Shares and/or bitcoin, and, if applicable, a Cash Component, which, in compliance with the provisions of the Trust Agreement, must be transferred by the Authorized Participant or the Authorized Participant Client, to the Trust in exchange for Shares.

“Digital Wallet” shall mean an account maintained by the Prime Execution Agent, or a hosted digital wallet that is maintained by the Prime Execution Agent in connection with an account, that is owned by an Authorized Participant or an Authorized Participant Client. Only an account or a hosted digital wallet that is maintained by the Prime Execution Agent, and that is owned by an Authorized Participant or an Authorized Participant Client shall constitute a Digital Wallet for purposes of this Agreement.

“DTC” shall mean The Depository Trust Company, or its successor.

“IBIT Shares” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“In-Kind Order Cutoff Time” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“Order Cutoff Time” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“Order Date” shall have, (i) with respect to a Purchase Order, the meaning ascribed to the term in Section 2.6 of the Trust Agreement; and (ii) with respect to a Redemption Order, the meaning ascribed to the term in Section 2.9 of the Trust Agreement.

“Prime Execution Agent” shall mean Coinbase, Inc., an affiliate of the Bitcoin Custodian.

“Prime Execution Agent Agreement” shall mean the Coinbase Prime Execution Agent agreement between the Sponsor, Administrative Trustee and the Prime Execution Agent.

“Procedures” shall mean these Purchase and Redemption Procedures, as may be amended from time to time.

“Purchase and Redemption Line” shall mean a telephone number designated as such by the Administrative Trustee and communicated to each Authorized Participant in compliance with the notice provisions of the respective Authorized Participant Agreement.

“Purchase Order” shall mean an order to purchase one or more Baskets in the form from time to time adopted by the Administrative Trustee.

“Redemption Order” shall mean an order to redeem one or more Baskets in the form from time to time adopted by the Administrative Trustee.

“Redemption Property” means property, and, if applicable, a Cash Component, which, in compliance with the provisions of the Trust Agreement, must be transferred by the Trust to the Authorized Participant or the Authorized Participant Client in exchange for Shares.

“Securities Account” shall mean an account established in the Trust’s name with the Securities Custodian for use by the Trust for the IBIT Shares related to Purchase Orders and Redemptions Orders.

“Securities Custodian” shall mean The Bank of New York Mellon, or any successor thereto, appointed to custody IBIT Shares or other securities held by the Trust.

“Shares” shall mean units of fractional undivided beneficial interest in the net assets of the Trust.

“Sponsor” shall mean iShares Delaware Trust Sponsor LLC, a Delaware limited liability company, in its capacity as sponsor of the Trust, and any successor thereto in such capacity.

“Transaction Fee” shall mean, as of any date, the fee at the time in effect pursuant to Section 5.12 of the Trust Agreement.

“Trading Account” shall mean an account established for the Trust with the Prime Execution Agent for use for the bitcoin related to Purchase Orders and Redemption Orders.

“Transaction Fee” shall mean, as of any date, the transaction fee at the time in effect pursuant to Section [5.12] of the Trust Agreement.

“Trust” shall mean the iShares® Bitcoin Premium Income ETF, a trust governed by the provisions of the Trust Agreement.

“Trust Administrator” shall mean The Bank of New York Mellon, or any successor thereto in its capacity as the trust administrator for the Trust.

“Trust Agreement” shall have the meaning set forth in this Authorized Participant Agreement.

“VAT” shall mean (a) any tax imposed pursuant to or in compliance with the Sixth Directive of the Council of the European Economic Communities (77/388/EEC) or the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and (b) any other tax of a similar nature (including any sales taxes or similar taxes), whether imposed in a member state of the European Union or elsewhere, in substitution for, or levied in addition to, such tax referred to in “(a)”.

Section 1.02. Interpretation. In these Procedures:

Unless otherwise indicated, all references to Sections, clauses, paragraphs, schedules or exhibits, are to Sections, clauses, paragraphs, schedules or exhibits in or to these Procedures.

The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to these Procedures as a whole, and not to any individual provision in which such words may appear.

A reference to any statute, law, decree, rule, regulation or other applicable norm shall be construed as a reference to such statute, law, decree, rule, regulation or other applicable norm as re- enacted, re-designated or amended from time to time.

A reference to any agreement, instrument or document shall be construed as a reference to such agreement, instrument or document as the same may have been amended from time to time in compliance with the provisions thereof.

Section 1.03. Conflicts. In case of conflict between any provision of these Procedures and the terms of the Trust Agreement, the terms of the Trust Agreement shall control.

ARTICLE II

PURCHASE PROCEDURES

Section 2.01. Purchase Orders. The issuance and Delivery of Shares shall take place only in integral numbers of Baskets in compliance with the following rules:

a.         General. To effect a Purchase Order, the Authorized Participant agrees to deliver to the Trust the Deposit Property, plus any applicable Cash Amount. Authorized Participants wishing to acquire from the Administrative Trustee one or more Baskets (whether on its own behalf, or acting as agent for an Authorized Participant Client) shall place a Purchase Order with BRIL on any Business Day; provided, however, that only Purchase Orders received by BRIL prior to the Order Cutoff Time on a Business Day shall have such Business Day as the Order Date unless there is an early Order Cutoff Time on the business day prior to the trade date. When using such an early Order Cutoff Time, the Order Date shall be the business day following the date the Order is received by BRIL prior to the Order Cutoff Time on a Business Day. Purchase Orders received by BRIL on or after the Order Cutoff Time on a Business Day (except as otherwise provided in Section 2.01(c)(ii)) will not be accepted. A new Purchase Order may be submitted in accordance with these Procedures. Appendix B to Schedule 1 includes more details on the operational steps and costs associated with in-kind orders.

b.         Cash-in-Lieu. The Administrative Trustee may, in its sole discretion, permit or require the substitution of an amount of cash to be added to the Cash Component to replace a portion of or all of bitcoin and IBIT Shares that the Authorized Participant would otherwise have had to Deliver in connection with a Purchase Order. The Administrative Trustee may suspend the ability of the Authorized Participant to engage in cash in lieu transactions with respect to the Trust at any time, without prior notice. The Authorized Participant shall be responsible for any and all expenses and costs incurred by the Trust, including all Cash Amounts, in connection with any Purchase Orders. Appendix A to Schedule 1 includes more details on the operational steps and costs associated with such cash-in-lieu orders.

c.         For purposes of paragraph “a” and “b” above, a Purchase Order shall be deemed “received” by the Administrative Trustee only when each of the following has occurred:

(i)

An Authorized Representative shall have placed a telephone call to the Administrative Trustee’s Purchase and Redemption Line informing the Administrative Trustee that the Authorized Participant wishes to place a Purchase Order for a specified number of Baskets, or entered a Purchase Order through BRIL’s electronic order entry system, as such may be available and constituted from time to time (the use of which shall be subject to the applicable order entry system terms and conditions), informing the Administrative Trustee that the Authorized Participant wishes to place a Purchase Order for a specified number of Baskets. If the Authorized Participant wishes to settle a Purchase Order in a time frame other than the first Business Day following the Order Date (i.e., T + 1), such request must be made to the Administrative Trustee upon placement of the Purchase Order and must be approved by the Administrative Trustee in its sole discretion.

(ii)

Within one hour following such telephone call, the Administrative Trustee shall have received, via electronic mail message, a duly completed, irrevocable Purchase Order executed by an Authorized Representative of such Authorized Participant (which Purchase Order may be received after the Order Cutoff Time if such telephone call was made prior to the Order Cutoff Time).

d.         Should BRIL elect to accept the Purchase Order, it shall communicate its decision by sending to the Authorized Participant, via facsimile or electronic mail message, no later than 4:30 pm (New York time) on the Order Date for such Purchase Order a copy of the corresponding Purchase Order endorsed “Accepted” by BRIL and shall communicate to the Authorized Participant, via electronic mail message, no later than 7:30 p.m. (New York time) on such Order Date the Basket Amount that the Authorized Participant Client shall Deliver to the Trust’s Trading Account at the Prime Execution Agent and/or the Trust’s Securities Account at the Securities Custodian, as applicable, in respect of each Basket or, if applicable, the Cash Component and estimated Cash Amount that the Authorized Participant shall Deliver to the Trust’s Account at the Cash Custodian designated by the Administrative Trustee for each Basket. For Purchase Orders submitted via BRIL’s electronic order entry system which BRIL has elected to accept, the Authorized Participant will receive an automated electronic mail message indicating the acceptance of the Purchase Order and indicating the Basket Amount that the Authorized Participant Client shall Deliver to the Trust’s Trading Account at the Prime Execution Agent and the Trust’s Securities Account with the Securities Custodian in respect of each Basket or, if applicable, the Cash Component and estimated Cash Amount that the Authorized Participant shall Deliver to the Trust’s Account at the Cash Custodian designated by the Administrative Trustee for each Basket, and the Purchase Order will be marked “Accepted” in BRIL’s electronic order entry system. Prior to the transmission of BRIL’s acceptance as specified above, a Purchase Order will only represent the Authorized Participant Client’s unilateral offer to deposit bitcoin, IBIT Shares and/or cash, if applicable, in exchange for Baskets and will have no binding effect upon the Trust, the Administrative Trustee, BRIL, the Bitcoin Custodian, the Cash Custodian, the Securities Custodian, Prime Execution Agent or any other party.

e.         The bitcoin component, if applicable, corresponding to each Basket must be Delivered to the Trust’s Trading Account at the Prime Execution Agent from a Digital Wallet, no later than 1:30 p.m. (New York time) on the settlement date of the Purchase Order, which shall be the first Business Day following the Order Date unless prior approval for an alternate settlement has been granted by the Administrative Trustee in its sole discretion. The Cash Component and estimated Cash Amount, if applicable, corresponding to each Basket must be Delivered to the Trust’s Cash Account at the Cash Custodian, no later than 1:30 p.m. (New York time) on the settlement date of the Purchase Order, which shall be the first Business Day following the Order Date unless prior approval for an alternate settlement has been granted by the Administrative Trustee in its sole discretion. The IBIT Shares component, if applicable, corresponding to each Basket must be Delivered to the Trust’s Securities Account at the Securities Custodian from an AP Securities Account, no later than 1:30 p.m. (New York time) on the settlement date of the Purchase Order, which shall be the first Business Day following the Order Date unless prior approval for an alternate settlement has been granted by the Administrative Trustee in its sole discretion. The Authorized Participant acknowledges and agrees (on behalf of itself and its Authorized Participant Client) that it (and its Authorized Participant Client) is responsible for confirming the accuracy of the Trust’s Trading Account information (including, if applicable, any associated blockchain address or other information) in connection with any Delivery to the Trust’s Trading Account and the Trust’s Cash and/or Securities Account information in connection with any Delivery to the Trust’s Cash and/or Securities Account; and it (or its Authorized Participant Client) is responsible for and bears the risk of loss for all bitcoin transferred in any Delivery to the Trust’s Trading Account until such bitcoin is credited to the Trust’s Trading Account by the Prime Execution Agent, and neither the Trust, the Sponsor, BRIL, nor the Administrative Trustee is responsible or liable to the Authorized Participant or an Authorized Participant Client in connection therewith.

f.         Bitcoin that has been Delivered to the Prime Execution Agent no later than 1:30 p.m. (New York time) on a Business Day shall be allocated by the Prime Execution Agent to the Trust’s Trading Account no later than 2:00 p.m. (New York time) on the date of such Delivery. Where bitcoin is Delivered to the Trading Account after 1:30 p.m. (New York time) on a Business Day, the Prime Execution Agent (i) will use its commercially reasonable efforts to allocate such bitcoin to the Trust’s Trading Account no later than 2:00 p.m. (New York time) on the date of such Delivery, and (ii) will allocate such bitcoin to the Trust’s Trading Account no later than 2:00 p.m. (New York time) on the next Business Day following the date of such Delivery.

g.         The Prime Execution Agent shall allocate bitcoin to the Trust’s Trading Account by (i) making entries in the Prime Execution Agent’s books and records to identify such bitcoin as being held for the Trust and (ii) sending to the Administrative Trustee and BRIL, via electronic message, a confirmation of the allocation.

h.         On the first Business Day following the Order Date corresponding to a Purchase Order, or on such earlier date as the Administrative Trustee in its discretion may agree, the Trust Administrator shall issue the aggregate number of Shares corresponding to the Baskets ordered by the Authorized Participant and Deliver them, by credit to the account at DTC which the Authorized Participant shall have identified for such purpose in its Purchase Order, provided that, by 3:00 p.m. (New York time) on the date such issuance and Delivery is to take place:

(i)	BRIL shall have received from the Authorized Participant the applicable Transaction Fee;

(ii)

the Authorized Participant shall have agreed to pay, or reimburse the Cash Custodian, the Bitcoin Custodian, the Prime Execution Agent, the Administrative Trustee or the Trust for the amount of any applicable taxes (including VAT) which are or become due in connection with the Delivery of bitcoin to the Bitcoin Custodian, IBIT Shares to the Securities Custodian or cash to the Cash Custodian;

(iii)

In situations where a Cash Amount and/or a Cash Component will be applied to a Purchase Order, the Authorized Participant hereby agrees it will transfer funds for each purchase of Shares in an amount equal to the Cash Amount and/or Cash Component, as applicable. Computation of this amount shall exclude any stamp duty and other similar fees and expenses payable upon the transfer of beneficial ownership of the Basket, which shall be the sole responsibility of the Authorized Participant and not of the Trust. The Authorized Participant hereby agrees to deliver the Cash Amount and/or Cash Component to the Trust on or before the first Business Day following the Order Date of the Purchase or such earlier time as may be designated by the Administrative Trustee; and

(iv)	any other conditions to the issuance under the Trust Agreement shall have been satisfied.

i.         In the event the conditions in paragraph “h” above are not met, the Authorized Participant shall consult with the Sponsor to determine the ongoing status of the Purchase Order, and the Trust Administrator shall issue the aggregate number of Shares corresponding to the Baskets ordered by the Authorized Participant and Deliver them by credit to the account at DTC which the Authorized Participant shall have identified for such purpose in its Purchase Order on the Business Day following the date on which the conditions set forth in clauses (i) to (iv) of paragraph “h” above shall have been met.

ARTICLE III

REDEMPTION PROCEDURES

Section 3.01. Redemption Orders. Redemption of Shares shall take place only in integral numbers of Baskets in compliance with the following rules:

a.         General. To effect the Redemption Order, the Authorized Participant agrees to deliver to the Trust, the requisite number of Shares comprising the number of Baskets being redeemed plus any applicable Cash Amount. Proceeds of a Redemption Order shall consist of bitcoin and IBIT Shares and any applicable Cash Component, less any applicable Cash Amount. Authorized Participants wishing to redeem one or more Baskets (whether as principal or on an agency basis on behalf of an Authorized Participant Client) shall place a Redemption Order with BRIL on any Business Day; provided, however, that only Redemption Orders received by BRIL prior to the Order Cutoff Time on a Business Day shall have such Business Day as the Order Date unless there is an early Order Cutoff Time on the business day prior to the trade date. When using such an early Order Cutoff Time, the Order Date shall be the business day following the date the Order is received by BRIL prior to the Order Cutoff Time on a Business Day. Redemption Orders received by the Administrative Trustee on or after the Order Cutoff Time on any Business Day (except as otherwise provided in Section 3.01(c)(ii)) will not be accepted. A new Redemption Order may be submitted in accordance with these Procedures. Redemption Orders shall not be accepted if redemptions have been suspended in accordance with the Trust Agreement. Appendix B to Schedule 1 includes more details on the operational steps and costs associated with in-kind orders.

b.         Cash-in-Lieu. The Administrative Trustee may, in its sole discretion, permit or require the substitution of an amount of cash to be added to the Cash Component to replace a portion of or all of the bitcoin and/or IBIT Shares that the Trust would otherwise have had to Deliver in connection with a Redemption Order. The Administrative Trustee may suspend the ability of the Authorized Participant to engage in cash in lieu transactions with respect to the Trust at any time, without prior notice. The Authorized Participant shall be responsible for any and all expenses and costs incurred by the Trust, including all Cash Amounts, in connection with any Redemption Orders. Appendix A to Schedule 1 includes more details on the operational steps and costs associated with such cash-in- lieu orders.

c.         For purposes of paragraph “a” and “b” above, a Redemption Order shall be deemed “received” by the Administrative Trustee only when each of the following has occurred:

(i)

An Authorized Representative shall have placed a telephone call to the Administrative Trustee’s Purchase and Redemption Line informing the Administrative Trustee that the Authorized Participant wishes to place a Redemption Order for a specified number of Baskets, or entered a Redemption Order through BRIL’s electronic order entry system, as such may be available and constituted from time to time (the use of which shall be subject to the applicable order entry system terms and conditions attached hereto as Annex A). If the Authorized Participant wishes to settle a Redemption Order in a time frame other than the first Business Day following the Order Date (i.e., T + 1), such request must be made to the Administrative Trustee upon placement of the Redemption Order and must be approved by the Administrative Trustee in its sole discretion.

(ii)

Within one hour following such telephone call, the Administrative Trustee shall have received, via electronic mail message, a duly completed, irrevocable Redemption Order executed by an Authorized Representative of such Authorized Participant (which Redemption Order may be received after the Order Cutoff Time if such telephone call was made prior to the Order Cutoff Time).

d.         Should BRIL elect to accept such Redemption Order, it shall communicate its decision to the Authorized Participant by sending to the Authorized Participant, via facsimile or electronic mail message, no later than 4:30 p.m. (New York time) on the Order Date for such Redemption Order a copy of the corresponding Redemption Order endorsed “Accepted” by BRIL and shall communicate to the Authorized Participant, via electronic mail message, no later than 7:30 p.m. (New York time) on such Order Date, the Basket Amount that the Prime Execution Agent shall Deliver to the Digital Wallet of the Authorized Participant Client and the AP Securities Account with the AP Securities Custodian, as applicable, in respect of each Basket being redeemed or, if applicable, the Cash Component minus the estimated Cash Amount that the Cash Custodian shall Deliver to the Authorized Participant at its bank in accordance with settlement instructions it shall provide for a cash Redemption Order (“AP Cash Account”). For Redemption Orders submitted via BRIL’s electronic order entry system that BRIL elects to accept, the Authorized Participant will receive an automated electronic mail message indicating the acceptance of the Redemption Order and indicating the Basket Amount in bitcoin that the Prime Execution Agent shall Deliver to the Digital Wallet of the Authorized Participant Client and the Basket Amount in IBIT Shares that the Trust’s Securities Custodian shall Deliver to the AP Securities Account with the AP Securities Custodian, as applicable, or, if applicable, the Cash Component minus the Cash Amount that the Cash Custodian shall Deliver to the AP Cash Account for the Authorized Participant in respect of each Basket, and the Redemption Order will be marked “Accepted” in the Administrative Trustee’s electronic order entry system.

e.         Provided that, by 2:00 p.m. (New York time) on the first Business Day following the Order Date of a Redemption Order, the Administrative Trustee shall have confirmed in writing or by electronic communication to the Prime Execution Agent, the Bitcoin Custodian and, if applicable, the Cash Custodian that:

(i)	the Authorized Participant has Delivered to the Administrative Trustee’s account at DTC the total number of Shares to be redeemed by such Authorized Participant pursuant to such Redemption Order;

(ii)	BRIL has received the corresponding Transaction Fee;

(iii)

the Authorized Participant has agreed to pay, or reimburse the Bitcoin Custodian, the Cash Custodian, the Securities Custodian, the AP Securities Custodian, the Prime Execution Agent, the Administrative Trustee or the Trust for the amount of any applicable taxes (including VAT) which are or becomes due in connection with the Delivery of bitcoin, IBIT Shares, or cash to the Authorized Participant or the Authorized Participant Client, as applicable;

(iv)

in situations where a Cash Amount and/or a Cash Component will be applied to a Redemption Order, the Authorized Participant hereby agrees that it will make available or transfer funds in an amount equal to the Cash Amount and/or Cash Component, as applicable. Computation of this amount shall exclude any stamp duty and other similar fees and expenses payable upon the transfer of beneficial ownership of the Redemption Property, which shall be the sole the responsibility of the Authorized Participant and not of the Trust. The Authorized Participant hereby agrees to ensure that the Cash Amount and/or Cash Component will be received by the Trust on or before the first Business Day following the Order Date or such earlier time as may be designated by the Administrative Trustee; and

(v)	any other conditions to the redemption under the Trust Agreement have been satisfied,

the Prime Execution Agent will, as applicable, on such day, in the amounts specified in the communication sent in compliance with paragraph “d” above: Deliver bitcoin to the redeeming Authorized Participant Client, by crediting the appropriate Digital Wallet at the Prime Execution Agent indicated by the redeeming Authorized Participant in its Redemption Order and the Securities Custodian will Deliver IBIT Shares to the AP Securities Account for the Authorized Participant or, if applicable, the Cash Custodian will Deliver cash to the AP Cash Account for the Authorized Participant. Having made such Delivery, the Prime Execution Agent and Securities Custodian will send written confirmation thereof to the Administrative Trustee who will then cancel the Shares so redeemed.

f.         In the event the conditions in paragraph “e” above are not met, Delivery must be completed by the Prime Execution Agent as soon as, in the reasonable judgment of the Prime Execution Agent, it is practicable following receipt of written confirmation from the Administrative Trustee as described in clauses “i” to “v” of paragraph “e” above.

g.         The foregoing provisions notwithstanding, the Prime Execution Agent shall not be liable for delays, suspension of operations, whether temporary or permanent, failure in making Delivery of bitcoin in respect of a Redemption, or interruption of service in each case to the extent it is directly due to a cause or condition beyond the reasonable control of the Prime Execution Agent, including any act of God; embargo natural disaster; act of civil or military authorities; act of terrorists; hacking (provided that the Prime Execution Agent has taken reasonable precautions and acts in a manner consistent with its applicable policies and procedures with respect to hacking risks and in doing so is not negligent); government prohibitions; civil disturbance; war, strike or other labor dispute; fire; severe weather; interruption in telecommunications, Internet services, or network provider services; unavailability of Fedwire, SWIFT or banks’ payment processes; outbreaks of infectious disease or any other public health crises, including quarantine or other required employee restrictions; or any other catastrophe or material event which is beyond the reasonable control of the Prime Execution Agent. For the avoidance of doubt, a cybersecurity attack, hack or other intrusion by a third-party or by someone associated with the Prime Execution Agent is not a circumstance that is beyond the Prime Execution Agent’s reasonable control, to the extent directly caused by the Prime Execution Agent’s failure to comply with its obligations under the agreement between the Sponsor, Administrative Trustee and the Prime Execution Agent (the “Prime Execution Agent Agreement”). In any such event, the time for the Prime Execution Agent’s performance shall be deferred for a period of time equal to the time lost by reason of such event, provided that the Prime Execution Agent shall notify the Administrative Trustee of such event and shall reasonably cooperate with the Administrative Trustee in minimizing any adverse impact of such event.

h.         In the event that, by 2:00 p.m. (New York time) on the first Business Day following the Order Date of a Redemption Order the Administrative Trustee’s account at DTC shall not have been credited with the total number of Shares corresponding to the total number of Baskets to be redeemed pursuant to such Redemption Order, the Administrative Trustee will cancel such Redemption Order and will send via electronic mail message notice of such cancellation to the respective Authorized Participant, the Prime Execution Agent, the Bitcoin Custodian and, if applicable, the Cash Custodian and the Securities Custodian.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor and the Administrative Trustee have executed these Purchase and Redemption Procedures as of the date set forth above.

BLACKROCK FUND ADVISORS, in its capacity as Administrative Trustee of the iShares® Bitcoin Premium Income ETF

By:
Name:
Title:

iSHARES® DELAWARE TRUST SPONSOR LLC, in its capacity as Sponsor of the iShares® Bitcoin Premium Income ETF

By:
Name:
Title:

Appendix A to Schedule 1

Additional Information Regarding Cash and Partial Cash Purchase Orders and Redemption Orders

Overview. The Authorized Participants will submit an Order to purchase or redeem Baskets partially or exclusively in exchange for cash. In connection with such cash or partial cash Order, the Trust will engage in bitcoin and securities transactions to convert cash into bitcoin and IBIT Shares (in association with Purchase Orders) and bitcoin and IBIT Shares into cash (in association with Redemption Orders). The Trust will conduct its bitcoin and IBIT Shares purchase and sale transactions by, in its sole discretion, choosing to trade:

Bitcoin

■	directly with bitcoin trading counterparties, pursuant to written agreements between each such Bitcoin Trading Counterparty and the Trust)
■

“Bitcoin Trading Counterparty” and “Bitcoin Trading Counterparties” shall mean the designated third party the Trust conducts its bitcoin purchase and sale transactions with pursuant to written agreements between each such Bitcoin Trading Counterparty and the Trust.

●	Bitcoin Trading Counterparties settle trades with the Trust using their own accounts at the Prime Execution Agent when trading with the Trust), or

■	through the Prime Execution Agent acting in an agency capacity with third parties through its Coinbase Prime service pursuant to the Prime Execution Agent Agreement.
●

As part of the Coinbase Prime service, Coinbase will execute orders for the Trust by facing liquidity sources such as exchanges, which can include Coinbase’s own exchange, and other liquidity providers.

●	Coinbase Prime orders can be either prefunded or financed, where financing is in the form of Trade Credits (as defined in the Prospectus) which are extinguished upon settlement.

IBIT Shares:

■	Through any means determined by the Administrative Trustee in its sole discretion.

Cash and Partial Cash Purchase Orders. For the purchase of a Basket, the Authorized Participant may be required to submit the Purchase Order by an early order cutoff (the “Purchase Early Cutoff Time”), which may be as early as 6:00 p.m. ET on the business day prior to trade date. On the applicable order cutoff date for a Purchase Order, as disclosed in the Prospectus, the Trust will choose, in its sole discretion, to enter into a transaction with a Bitcoin Trading Counterparty or the Prime Execution Agent to buy bitcoin in exchange for the cash proceeds from such Purchase Order. On the applicable order cutoff date for a Purchase Order, as disclosed in the Prospectus, the Trust will choose, in its sole discretion, to enter into a transaction to buy IBIT Shares in exchange for the cash proceeds from such Purchase Order.

Settlement for Purchase Order

On the settlement date, the Trust delivers Shares to the Authorized Participant in exchange for cash (in case of cash Purchase Order) or cash, bitcoin and/or IBIT Shares (in case of a partial cash Purchase Order) received from the Authorized Participant. Also, on or around the settlement date, the Bitcoin Trading Counterparty or Prime Execution Agent, as applicable, deposits the required bitcoin pursuant to its trade with the Trust into the Trust’s Trading Account in exchange for cash. Additionally, on or around the settlement date, settlement of the relevant transactions involving IBIT Shares to the Trust’s Securities Account is intended to occur.

In the event the Trust fails to successfully execute and complete settlement of a bitcoin or IBIT Shares transaction by the settlement date, the Authorized Participant will be given the option to (1) cancel the Purchase Order, or (2) accept that the Trust will utilize another bitcoin or IBIT Shares execution method which will delay the settlement date of the Purchase Order. At all times, the Authorized Participant is responsible for the dollar cost of the difference between the bitcoin or IBIT Shares price utilized in calculating NAV per Share on trade date and the price at which the Trust acquires the bitcoin or IBIT Shares to the extent the price realized in buying the bitcoin or IBIT Shares is higher than the bitcoin or IBIT Shares price utilized in the NAV. To the extent the price realized in buying the bitcoin or IBIT Shares is lower than the price utilized in the NAV, the Authorized Participant shall get to keep the dollar impact of any such difference.

Delivery of Cash for Purchase Orders

The Trust may require the Authorized Participant to deliver the required cash for the Purchase Order on trade date. The requirement to deliver cash on the trade date of the Purchase Order will be communicated to the Authorized Participant on the business day prior to trade date.

Cash and Partial Cash Redemption Order. For the redemption of a Basket, the Authorized Participant may be required to submit the Redemption Order by an early order cutoff (the “Redemption Early Cutoff Time”), which may be as early as 6:00 p.m. ET on the business day prior to trade date. On the applicable order cutoff date for a Redemption Order, as disclosed in the Prospectus, the Trust may choose, in its sole discretion, to enter into a transaction with a Bitcoin Trading Counterparty or the Prime Execution Agent to sell bitcoin in exchange for cash. Also, on the applicable order cutoff date, the Trust instructs the Bitcoin Custodian to prepare to move the associated bitcoin from the Trust’s Custody Account to the Trust’s Trading Account. On the applicable order cutoff date for a Redemption Order, as disclosed in the Prospectus, the Trust will choose, in its sole discretion, to enter into a transaction to sell IBIT Shares in exchange for cash to satisfy such Redemption Order.

Settlement for Redemption Order

On the settlement date, the Trust delivers cash (in case of cash Redemption Order) or cash, bitcoin and/or IBIT Shares (in case of a partial cash Redemption Order) to the Authorized Participant in exchange for the Shares that Authorized Participant delivers. Also, on or around the settlement date, the Bitcoin Trading Counterparty or Prime Execution Agent, as applicable, delivers cash (associated with the Trust’s sale of bitcoin) to the Trust in exchange for the Trust’s bitcoin. Additionally, on or around the settlement date, the Trustee will, as applicable, deliver IBIT Shares from the Trust’s Securities Account to the AP Securities Account or enter into a transaction to sell IBIT Shares in exchange for cash.

In the event the Trust fails to successfully execute and complete settlement of a bitcoin transaction by the settlement date, the Authorized Participant will be given the option to (1) cancel the Redemption Order, or (2) accept that the Trust will utilize another bitcoin execution method which will delay the settlement date. The Authorized Participant is responsible for the dollar cost of the difference between the bitcoin price and IBIT Shares price utilized in calculating NAV per Share on trade date and the price realized in the Trust selling the bitcoin and IBIT Shares to raise the cash needed for the cash Redemption Order to the extent the price realized in selling the bitcoin and IBIT Shares is lower than the bitcoin and IBIT Shares’ price utilized in the NAV. To the extent the price realized in selling the bitcoin and IBIT Shares are higher than the price utilized in the NAV, the Authorized Participant shall get to keep the dollar impact of any such difference.

Appendix B to Schedule 1

Additional Information Regarding In-Kind Creation and Redemption Orders

Overview. The Authorized Participants will submit an Order to purchase or redeem Baskets exclusively in exchange for bitcoin and IBIT Shares.

For the purchase of a Basket, the Authorized Participant will submit the Purchase Order by the In-Kind Order Cutoff Time (the “In-Kind Order Cutoff Time”), which will be (a) 2:00:00 p.m. ET on the trade date or (b) any other time agreed to by the Sponsor and the Administrative Trustee and of which all existing Authorized Participants have been previously notified by the Administrative Trustee, to create Baskets in exchange for bitcoin and IBIT Shares.

Settlement for Purchase Order

On settlement date for an in-kind creation, the Trust delivers Shares to the Authorized Participant in exchange for bitcoin and IBIT Shares received from the Authorized Participant or Authorized Participant Client. The Authorized Participant or Authorized Participant Client, as applicable, will deposit such bitcoin to the Trust’s Trading Account at the Prime Execution Agent. The Authorized Participant will deposit such IBIT Shares to the Trust’s Securities Account at the Securities Custodian.

In the event the Authorized Participant or Authorized Participant Client has not deposited the bitcoin or IBIT Shares to the Trust’s Trading Account at the Prime Execution Agent or to the Trust’s Securities Account at the Securities Custodian, by the applicable time specified in the Procedures on the settlement date of the in-kind creation order, the Authorized Participant will be given the option to (1) cancel the in-kind creation order, (2) delay settlement of the order to enable delivery of bitcoin and/or IBIT Shares at a later date approved by the Sponsor or Administrative Trustee, or (3) accept that the Trust will execute a bitcoin or IBIT Shares transaction required for the creation and the Authorized Participant will deliver the U.S. dollars required for this purchase. In the case of (3), the Authorized Participant is liable to the Trust for and shall bear all slippage costs as well as all other costs, expenses, liabilities, and losses, suffered or incurred by the Trust in connection with the events described in the foregoing sentence, including, without limitation, the dollar cost of the difference between the bitcoin price or IBIT Shares price utilized in calculating NAV per Share on trade date and the price at which the Trust acquires the bitcoin or IBIT Shares to the extent the price realized in buying the bitcoin or IBIT Shares is higher than the bitcoin price or IBIT Shares price utilized in the NAV, if applicable. To the extent the price realized in buying the bitcoin or IBIT Shares is lower than the price utilized in the NAV, the Authorized Participant shall get to keep the dollar impact of any such difference.

Settlement for Redemption Order

On settlement date for an in-kind redemption, the Trust delivers bitcoin to the account of the Authorized Participant Client at the Prime Execution Agent and/or IBIT Shares to the account of the Authorized Participant at the AP Securities Custodian in exchange for Shares received from the Authorized Participant. In the event the Trust fails to successfully execute and complete settlement of a bitcoin or IBIT Shares transaction by the settlement date, the Authorized Participant will be given the option to cancel the Redemption Order.

Schedule 2

iShares® Bitcoin Premium Income ETF

Standard Terms for Authorized Participant Agreements

Dated as of [ ], 2026

STANDARD TERMS FOR AUTHORIZED PARTICIPANT AGREEMENTS (the “Standard Terms”) agreed to as of [ ], 2026, by and between BlackRock Fund Advisors, a California corporation, and iShares Delaware Trust Sponsor LLC, a Delaware limited liability company.

ARTICLE I

ORDERS FOR PURCHASE AND REDEMPTION

Section 1.01. Authorization to Purchase and Redeem Baskets. Subject to the provisions of the Authorized Participant Agreement, during the term of the Authorized Participant Agreement, the Authorized Participant will be authorized to purchase and redeem Baskets of Shares in compliance with the provisions of the Trust Agreement.

Section 1.02. Procedures for Orders. Each party hereto agrees to comply with the provisions of the Trust Agreement and the Procedures to the extent applicable to it.

Section 1.03. Consent to Recording. The phone lines used by the Administrative Trustee, the Bitcoin Custodian, the Securities Custodian and the Cash Custodian or their affiliated persons may be recorded, and the Authorized Participant hereby consents to the recording of all calls with any of those parties.

Section 1.04. Irrevocability. The Authorized Participant agrees on behalf of itself and any Authorized Participant Client that delivery to the Administrative Trustee or BRIL of an Order shall be irrevocable; provided that each of the Trust, the Administrative Trustee, BRIL and the Sponsor reserves the right to reject any Order in compliance with the provisions of the Trust Agreement.

Section 1.05. Costs and Expenses. The Authorized Participant shall be responsible for any and all expenses and costs incurred by the Trust in connection with any Orders. The Authorized Participant shall be responsible for any and all reasonable expenses and costs incurred by the Trust in connection with any modified or cancelled Order.

Section 1.06. Delivery of Property to the Trust. The Authorized Participant understands and agrees that in the event Deposit Property is not transferred to the Trust by the time specified in the Purchase Order and in compliance with the Procedures and the Trust Agreement, a Purchase Order will be cancelled by the Administrative Trustee and the Authorized Participant will be solely responsible for all costs incurred by the Trust, the Administrative Trustee, BRIL, the Bitcoin Custodian, the Securities Custodian, AP Securities Custodian, or the Cash Custodian related to the cancelled Order.

Section 1.07. Title to Deposit Property and Shares Surrendered for Redemption. The Authorized Participant represents and warrants to the Administrative Trustee and the Sponsor that:

a.

in connection with each Purchase Order, the Authorized Participant (or its Authorized Participant Client, if applicable) will have full power and authority to transfer to the Trust the corresponding Deposit Property, and that, upon delivery of such Deposit Property to the Prime Execution Agent, the Cash Custodian, the Bitcoin Custodian, the Securities Custodian, and/or the relevant subcustodian in accordance with the Procedures, the Trust will acquire good and unencumbered title to such property, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims or transferability restrictions, whether arising by operation of law or otherwise; and

b.

as of the close of a day that the exchange on which the Trust is listed is open for regular trading and on which the Authorized Participant has placed any Redemption Order for the purpose of redeeming any Shares, it or the Authorized Participant Client, as the case may be, will own (within the meaning of Rule 200 of Regulation SHO) or has arranged to borrow for delivery to the Trust on or prior to the settlement date of the Redemption Order the number of Shares to be redeemed. In either case, the Authorized Participant acknowledges that: (i) it has or if, applicable, its Authorized Participant Client has full legal authority and legal right to tender for redemption the requisite number of Shares and to receive the entire proceeds of the redemption and (ii) if such Shares submitted for redemption have been loaned or pledged to another party or are the subject of a repurchase agreement, securities lending agreement or any other arrangement affecting legal or beneficial ownership of such Shares being tendered there are no restrictions precluding the tender and delivery of such Shares (including borrowed shares, if any) for redemption, free and clear of liens, on the redemption settlement date.

Section 1.08. Certain Payments or Distributions.

a.     With respect to any Purchase Order, the Trust acknowledges and agrees to return to the Authorized Participant on behalf of itself and any Authorized Participant Client any payment, distribution or other amount paid to the Trust in respect of any Deposit Property transferred to the Trust that, based on the valuation of such Deposit Property at the time of transfer, should have been paid to the Authorized Participant or Authorized Participant Client. Likewise, the Authorized Participant on behalf of itself and any Authorized Participant Client acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to the Authorized Participant or any Authorized Participant Client in respect of any Deposit Property transferred to the Trust that, based on the valuation of such Deposit Property at the time of transfer, should have been paid to the Trust. The Authorized Participant accepts and agrees on behalf of itself and any Authorized Participant Client that, in connection with any fork or airdrop with respect to any Deposit Property, any bitcoin corresponding to the Shares, or otherwise, neither the Trust nor the Prime Execution Agent has any duty or obligation whatsoever to the Authorized Participant or any Authorized Participant Client to claim, take possession of, secure, or otherwise take any action for the benefit of the Authorized Participant or any Authorized Participant Client, as applicable, in connection therewith, and the Authorized Participant or any Authorized Participant Client, as applicable, hereby renounce and abandon any and all right, title, interest, or claim to any assets connected to any such fork or airdrop.

b.     With respect to any Redemption Order, the Authorized Participant on behalf of itself and any Authorized Participant Client acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to it or an Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should have been paid to the Trust. The Trust is entitled to reduce the amount of any property due to the Authorized Participant or any Authorized Participant Client by an amount equal to any payment, distribution or other sum to be paid to the Authorized Participant or to the Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should be paid to the Trust. Likewise, the Trust acknowledges and agrees to return to the Authorized Participant or any Authorized Participant Client any payment, distribution or other amount paid to it in respect of any Shares transferred to the Trust that, based on the valuation of such Shares at the time of transfer, should have been paid to the Authorized Participant or such Authorized Participant Client.

Section 1.09. Governmental Sanctions. The Authorized Participant acknowledges and agrees on behalf of itself and any Authorized Participant Client that, if a deposit of bitcoin (as defined in the Procedures) made by the Authorized Participant, or any Authorized Participant Client with the Prime Execution Agent (as defined in the Procedures) in connection with a Purchase Order includes any bitcoin which is subject to governmental sanctions applicable to bitcoin, including, without limitation, sanctions of The Office of Foreign Assets Control of the Department of Treasury of the United States applicable to bitcoin, the Prime Execution Agent will block or reject the applicable Purchase Order for the Shares and will take necessary steps to comply with applicable laws.

ARTICLE II

AUTHORIZED REPRESENTATIVES

Section 2.01. Certification. Concurrently with the execution of the Authorized Participant Agreement, the Authorized Participant shall deliver to the Trust a certificate signed by the Authorized Participant’s Secretary or other duly authorized person setting forth the names, e-mail addresses and telephone and facsimile numbers of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Authorized Participant (each an “Authorized Representative”) The Administrative Trustee may request updates to such certificate from time to time, in a form approved by the Administrative Trustee, but no less frequently than annually. Such certificate and any updates thereto may be accepted and relied upon by the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until (i) receipt by the Administrative Trustee of a superseding certificate or update to a certificate in a form approved by the Administrative Trustee bearing a subsequent date, or (ii) termination of the Authorized Participant Agreement.

Section 2.02. PIN Numbers. The Administrative Trustee shall issue to each Authorized Representative a unique personal identification number (“PIN Number”) by which such Authorized Representative shall be identified and instructions issued by the Authorized Participant shall be authenticated. The PIN Number shall be kept confidential and only provided to Authorized Representatives. The Authorized Participant may revoke any PIN Number at any time upon written notice to the Administrative Trustee, and the Authorized Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has received access to a PIN Number or has or intends to use a PIN Number in an unauthorized manner.

If an Authorized Representative’s PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Authorized Participant and the Administrative Trustee. The Authorized Participant agrees that, absent the Administrative Trustee’s fraud, willful misconduct or failure to deactivate the PIN Number promptly following a written request to do so from the Authorized Participant or the termination of the Authorized Participant Agreement, none of the Trust or the Administrative Trustee shall be liable for losses incurred by the Authorized Participant as a result of unauthorized use of a Authorized Representative’s PIN Number prior to the time the Authorized Participant provides notice to the Administrative Trustee of the termination or revocation of authority pursuant to Section 2.03.

Section 2.03. Termination of Authority. Upon the termination or revocation of authority of an Authorized Representative by the Authorized Participant or the revocation of a PIN Number by the Authorized Participant, the Authorized Participant shall (i) give immediate written notice of such fact to the Administrative Trustee and such notice shall be effective upon receipt by the Administrative Trustee; and (ii), if applicable, request a new PIN Number. The Administrative Trustee shall, as promptly as practicable, deactivate the PIN Number upon receipt of such written notice.

Section 2.04. Verification. The Administrative Trustee may assume that all instructions issued to it using an Authorized Representative’s PIN Number have been properly placed by the applicable Authorized Representative, unless the Administrative Trustee has actual knowledge to the contrary or the Authorized Participant has revoked the PIN Number. The Administrative Trustee shall have no duty to verify that an Order is being placed by an Authorized Representative. The Authorized Participant agrees that the Administrative Trustee shall not be responsible for any losses incurred by the Authorized Participant as a result of an Authorized Representative identifying himself or herself as a different Authorized Representative or an unauthorized person identifying himself or herself as an Authorized Representative, unless the Administrative Trustee previously received from the Authorized Participant written notice to revoke the PIN Number used by such person.

ARTICLE III

STATUS OF THE AUTHORIZED PARTICIPANT

Section 3.01. Clearing Status. The Authorized Participant represents, covenants and warrants that, as of the date of execution of the Authorized Participant Agreement, and at all times during the term of the Authorized Participant Agreement, the Authorized Participant is and will be entitled to use the clearing and settlement services of each of the national or international clearing and settlement organizations through which, in compliance with the Procedures, the transactions contemplated hereby will clear and settle. Any change in the foregoing status of the Authorized Participant shall terminate the Authorized Participant Agreement and the Authorized Participant shall give prompt written notice thereof to the Administrative Trustee.

Section 3.02. Broker-Dealer Status. The Authorized Participant represents, covenants and warrants that, unless the following paragraph is applicable to it, it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (ii) qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business to the extent so required by applicable law, and (iii) a member in good standing of FINRA. The Authorized Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of the Authorized Participant Agreement. The Authorized Participant further agrees to comply with all Federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, to the extent such laws and regulations are applicable to the Authorized Participant’s transactions in Shares, and with the Constitution, By-Laws and Conduct Rules of FINRA applicable to its activities as an Authorized Participant, and that it will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold.

Section 3.03. Foreign Status. If the Authorized Participant is offering and selling Shares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified, or a member of FINRA as set forth in the preceding paragraph, the Authorized Participant nevertheless agrees to observe applicable laws.

Section 3.04. Compliance with Laws.- The Authorized Participant agrees that it shall comply with all applicable U.S. federal laws and regulations, the laws of the states or other jurisdictions concerned (and the rules and regulations promulgated thereunder), and with the Constitution, By-Laws and Conduct Rules of FINRA, and the rules and regulations or any other applicable self-regulatory organization and/or exchange, in each case to the extent the foregoing relate to promotions, offers and/or transactions in, and activities with respect to, the Shares conducted by it or any Authorized Participant Client. The Authorized Participant shall not offer nor sell Shares in any state or jurisdiction where such shares may not lawfully be offered and/or sold. The Authorized Participant will, and will cause all of its and its affiliates’ directors, officers, employees, agents, representatives, any Authorized Participant Client, and other persons that provide services on behalf of the Authorized Participant relating to the Shares to not (and, with respect to any Authorized Participant Client shall perform appropriate diligence and obtain representations that such Authorized Participant Client shall not) make any payments in violation of applicable laws, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, in connection with or in any way relating to or affecting the Shares or the offering or distribution of the Shares or transactions in bitcoin relating to this Agreement.

Section 3.05 Anti-Money Laundering. The Authorized Participant represents, covenants and warrants that neither it nor any of its officers, directors, employees, affiliates or Agents have been, and that it has obtained appropriate representations that the Authorized Participant Client and the Authorized Participant Client’s officers, directors, employees and affiliates have not been, (i) indicted with respect to, or convicted of, any criminal charges, including money laundering, or (ii) is the subject of any criminal charges, including money laundering, or (ii) is the subject of any criminal action of any nature or of any action by a regulatory agency or self-regulatory organization relating to money laundering. The Authorized Participant confirms that it is and each Authorized Participant Client are subject to the anti-money laundering requirements of the Currency and Foreign Transactions Act of 1970 of the United States, as amended by the USA PATRIOT Act and Anti-Money Laundering Act of 2020 (the “Bank Secrecy Act”), and its implementing regulations, and it represents, covenants and warrants that it and each Authorized Participant Client have adopted, implemented and shall maintain and comply with; and if its affiliates, its agents, or any Authorized Participant Client are subject to the anti-money laundering requirements of the Bank Secrecy Act and its implementing regulations, or the anti-money laundering, terrorist financing, Virtual Asset Service Provider (“VASP”) or similar laws, regulations, and guidance of other jurisdictions, the Authorized Participant shall ensure that such agents or affiliates have, or perform appropriate diligence and obtain appropriate representations reasonably designed to ensure that the Authorized Participant Client has, adopted, implemented, and shall maintain and comply with; the anti-money laundering program and other requirements to comply with the Bank Secrecy Act and implementing regulations, or the anti-money laundering, terrorist financing, VASP or similar laws, regulations, and guidance of other jurisdictions, as are applicable, including but not limited to, (i) maintaining and complying with written policies, procedures and controls designed to detect, prevent and report money laundering, terrorist financing, or other suspicious activity and prohibit dealings with shell banks and (ii) maintaining a customer identification program, and any other relevant requirements imposed by such laws, regulations, and guidance. If the Authorized Participant’s affiliate, its agent, or any Authorized Participant Client, is not subject to the anti-money laundering requirements of the Bank Secrecy Act, the Authorized Participant confirms that its affiliate or agent will, or the Authorized Participant has represented, covenanted and warranted to the Authorized Participant that such Authorized Participant Client will, comply with all applicable laws, rules, regulations, guidance, and requirements of all applicable jurisdictions relating to anti-money laundering, terrorist financing, VASPs, and similar activity, including but not limited to the Money Laundering Control Act of 1986, and from all relevant jurisdictions (collectively, together with the Bank Secrecy Act, “AML Laws”). The Authorized Participant confirms that it and each Authorized Participant Client comply with all AML Laws, and the Authorized Participant agrees and acknowledges that it shall be responsible to the Trust, Sponsor, and Administrative Trustee for any breach of this provision by the Authorized Participant or Authorized Participant Client. The Authorized Participant confirms that any agent or Authorized Participant Client has been successfully onboarded and processed through the Authorized Participant’s own Bank Secrecy Act compliance program, including the Authorized Participant’s customer due diligence, KYC and customer identification procedures. In connection with any bitcoin or cash it delivers to the Trust under this Agreement, the Authorized Participant confirms that the Authorized Participant Client will form a reasonable belief (i) as to the identities of, and conduct necessary diligence with respect to, any counterparties from whom it obtains bitcoin or cash being transferred and (ii) that such bitcoin or cash being transferred were not derived from, or associated with, unlawful or criminal activity.

Section 3.06. Sanctions Program. The Authorized Participant represents, covenants and warrants that it, and any agent, and shall require appropriate representations and perform appropriate diligence reasonably designed to ensure that such Authorized Participant Client, has adopted, implemented, and shall maintain and comply with a reasonable risk-based program to comply with all applicable economic, trade and financial sanctions laws, resolutions, executive orders and regulations enacted by the United States (including as administered and/or enforced by the Office of Foreign Assets Control), the United Kingdom, United Nations, European Union, and any applicable sanctions authority (collectively, “Sanctions Laws”). The Authorized Participant represents, covenants and warrants that it and any agent shall maintain and comply, and shall require appropriate representations from and perform appropriate diligence on any Authorized Participant Client reasonably designed to ensure that such Authorized Participant Client shall maintain and comply, with policies, procedures and controls that are reasonably designed to ensure (i) compliance with Sanctions Laws and limit the risk of transactions that could be regarded as circumventing Sanctions Laws and (ii) that it, its affiliates, or its agents or any Authorized Participant Client, and, to the extent required by law, its and their owners and controllers (a) are not in violation of any Sanctions Laws or on any list of prohibited individuals or entities enacted under Sanctions Laws (collectively, “Sanctions Lists”) and (b) are not located, organized or doing business in a country or territory that is, or whose government is, the target of embargo or countrywide sanctions under any Sanctions Laws. The Authorized Participant represents, covenants, and warrants that (i) it shall require appropriate representations from, and perform appropriate diligence on, any Authorized Participant Client designed to ensure that the Authorized Participant Client shall take reasonable steps to ensure that any Delivery of bitcoin to the Trust performed by the Authorized Participant Client; and (ii) any Delivery of bitcoin to the Trust performed by the Authorized Participant or its agent; in each case, shall not be directly or indirectly derived from, invested for the benefit of or related in any way to, persons, entities or jurisdictions that are subject to any country embargoes, in violation of any Sanctions Laws or on any Sanctions Lists. The Authorized Participant confirms that any agent and any Authorized Participant Client has been successfully onboarded and processed through the Authorized Participant’s own Sanctions Laws compliance program. The Authorized Participant confirms the Authorized Participant Client has formed a reasonable belief that no part of the digital assets it is transferring to the Trust are derived from, held for the benefit of, or related in any way to transactions with or on behalf of any person on any Sanctions Lists or located, organized or doing business in a country or territory that is, or whose government is, the target of embargo or countrywide sanctions under any Sanctions Laws.

Authorized Participant confirms that the Authorized Participant Client acknowledges that due to the Bank Secrecy Act and other applicable AML Laws and Sanctions Laws, the Trust, Sponsor, Administrative Trustee, or their affiliates or service providers may require further documentation verifying the Authorized Participant Client’s identity. Authorized Participant confirms that Authorized Participant Client agrees to provide the Trust, Sponsor, Administrative Trustee or their affiliates or service providers at any time with such information or certification as the Trust, Sponsor, Administrative Trustee or their affiliates or service providers determine to be necessary or appropriate to verify compliance with the AML Laws of any applicable jurisdiction or to respond to requests for information concerning the identity of Authorized Participant Client from any governmental authority or self-regulatory organization.

Section 3.07. Money Services Business. The Authorized Participant understands and acknowledges that some activities on its part, or on the part of its agents or any Authorized Participant Clients, depending on the circumstances and under certain possible interpretations of applicable law, could be interpreted as resulting in (i) it, its agent, or an Authorized Participant Client, being deemed a “money services business” by the Financial Crimes Enforcement Network, a bureau of the United States Department of Treasury and/or (ii) a money transmitter under state law and/or (iii) an entity which is engaged in “virtual currency business activity” that requires licensure under 23 NYCRR Part 200, and similar virtual currency-specific laws in other states. The Authorized Participant agrees to consult its own counsel in connection with entering into the Authorized Participant Agreement and transacting in bitcoin, and represents, covenants and warrants that it has, and its agents have, and any Authorized Participant Clients have represented to the Authorized Participant that they have, obtained all necessary government licenses, registrations, approvals, authorizations and permits necessary to enter into and perform the activities contemplated hereunder.

Section 3.08. Authorized Participant Status.

a.   The Authorized Participant understands and acknowledges that the method by which Baskets of Shares will be created and traded may raise certain issues under applicable securities laws. For example, because new Baskets of Shares may be issued and sold by the Trust on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur. The Authorized Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act.

b. The Sponsor shall ensure that each of the Prospectus and the Trust’s Form 10-K contains an accurate and current listing of Authorized Participants. The Sponsor shall ensure that each of the Prospectus and the Trust’s Form 10-K contains an accurate and current listing of Authorized Participants. By executing this Agreement, the Authorized Participant hereby consents to the inclusion of its name as an authorized participant in the Prospectus and the Trust’s Form 10-K.. The Sponsor will promptly notify, or cause to be notified, the Authorized Participant when the characterization of the Authorized Participant’s role is materially changed in the Prospectus or the Trust’s Form 10-K. Upon the termination of the Authorized Participant Agreement, (i) (A) during the period prior to when the Trust qualifies and in its sole discretion elects to file on Form S-3, the Sponsor will remove such identification from the Prospectus and the Trust’s Form 10-K within a reasonable period of time after the date of the termination of the Authorized Participant Agreement and (B) during the period after when the Sponsor qualifies and in its sole discretion elects to file on Form S-3, the Sponsor will reflect the withdrawal of the Authorized Participant as an authorized participant of the Trust in an Exchange Act filing that will be incorporated by reference into Form S-3 within a reasonable period of time after the date of the termination of the Authorized Participant Agreement and (ii) the Sponsor will promptly update the Trust’s website to remove any identification of the Authorized Participant as an authorized participant of the Trust.

ARTICLE IV

ROLE OF AUTHORIZED PARTICIPANT

Section 4.01. Independent Contractor. The Authorized Participant acknowledges and agrees that for all purposes of the Authorized Participant Agreement, the Authorized Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or the Administrative Trustee in any matter or in any respect. The Authorized Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Administrative Trustee, the Sponsor or their designees concerning the performance of the Authorized Participant’s responsibilities under the Authorized Participant Agreement; provided, however, that the Authorized Participant shall be under no obligation to divulge or otherwise disclose any information that the Authorized Participant reasonably believes (i) it is under legal obligation not to disclose, or (ii) is confidential or proprietary in nature.

Section 4.02. Rights and Obligations of DTC Participant. In executing the Authorized Participant Agreement, the Authorized Participant agrees in connection with any purchase or redemption transactions in which it acts for an Authorized Participant Client or for any other DTC Participant or indirect participant, or any other Beneficial Owner, that it shall extend to any such party all of the rights (to the extent permitted by applicable rules and regulations), and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Procedures.

Section 4.03. Beneficial Owner Communications. The Authorized Participant agrees, subject to any limitations arising under federal or state securities laws relating to privacy or other obligations it may have to its customers, to assist the Administrative Trustee or the Sponsor in determining the ownership level of each beneficial owner relating to positions in Shares that the Authorized Participant may hold as record holder. In addition, the Authorized Participant agrees, in accordance with applicable laws, rules and regulations, at the request of the Sponsor or the Administrative Trustee to forward to such beneficial owners written materials and communications received from the requesting party in sufficient quantities to allow mailing thereof to such beneficial owners, including notices, annual reports, disclosure or other informational materials and any amendments or supplements thereto that may be required to be sent by the Sponsor or the Administrative Trustee to such beneficial owners pursuant to the Trust Agreement or applicable law or regulation, or that the Sponsor or the Administrative Trustee reasonably wishes to distribute, at its own expense, to such beneficial owners.

ARTICLE V

MARKETING MATERIALS AND REPRESENTATIONS

Section 5.01. Authorized Participant’s Representation. The Authorized Participant represents, warrants and agrees that it will not make, or permit any of its representatives to make, any representations concerning Shares other than those contained in or consistent with the Trust’s then current Prospectus or in any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor. The Authorized Participant agrees to provide each purchaser of Shares, whenever required by Rule 173 under the 1933 Act, a notice in compliance with the provisions of such Rule. The Authorized Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to the Authorized Participant by the Sponsor and such other information and materials as may be approved in writing by the Sponsor. The Authorized Participant understands that the Trust will not be advertised as offering redeemable securities, and that any advertising materials will prominently disclose that the Shares are not redeemable units of beneficial interest in the Trust. Notwithstanding the foregoing, the Authorized Participant may, without the approval of the Sponsor, prepare and circulate in the regular course of its business or for internal use, research reports, institutional communications (as such term is defined in FINRA Rule 2210 as of the date hereof), correspondence (as such term is defined in FINRA Rule 2210 as of the date hereof) and other similar materials that include information, opinions or recommendations relating to Shares, provided that such materials comply with applicable FINRA rules and are not inconsistent with the Prospectus. Copies of the then current Prospectus of the Trust will be supplied by the Sponsor to the Authorized Participant in reasonable quantities upon request.

Section 5.02. [Reserved.]

Section 5.03. Prospectus. The Sponsor will provide, or cause to be provided, to the Authorized Participant copies of the then current Prospectus and any printed supplemental information in reasonable quantities upon request. The Sponsor will notify, or cause to be notified, the Authorized Participant when a revised, supplemented or amended Prospectus for the Shares is available, and make available to the Authorized Participant copies of such revised, supplemented or amended Prospectus at such time and in such quantities as may be reasonable to permit the Authorized Participant to comply with any obligation the Authorized Participant may have to deliver such Prospectus to its customers. The Sponsor shall be deemed to have complied with this Section 5.03 when the Authorized Participant has received such revised, supplemented or amended Prospectus by e-mail, in printable form, with such number of hard copies as may be agreed from time to time by the parties promptly thereafter.

ARTICLE VI

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 6.01. Indemnification. The provisions of this Section 6.01 shall survive termination of the Authorized Participant Agreement.

a.     The Authorized Participant shall indemnify and hold harmless the Sponsor, the Administrative Trustee, BRIL, the Trust, the Prime Execution Agent, the Bitcoin Custodian, the Cash Custodian, the Trust Administrator (which the parties agree is a third-party beneficiary under this Subsection 6.01(a)) their respective subsidiaries, Affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Sponsor Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) (“Losses”) incurred by such Sponsor Indemnified Party as a result of (i) any breach by the Authorized Participant, its affiliates, or agents, or any Authorized Participant Client, of any of its or their representations or warranties (including under Section 3.4 of the Trust Agreement); (ii) any failure on the part of the Authorized Participant, its affiliates, or agents, or any Authorized Participant Client, to perform any of its or their obligations set forth in the Authorized Participant Agreement; (iii) any failure by the Authorized Participant, its affiliates, or agents, or any Authorized Participant Client to comply with applicable laws and regulations, including rules and regulations of self-regulatory organizations, that apply to it or them; or (iv) actions of such Sponsor Indemnified Party in reliance upon any instructions issued in accordance with the Procedures reasonably believed by such Sponsor Indemnified Party to be genuine and to have been given by the Authorized Participant.

b.     The Authorized Participant shall not be liable to any Sponsor Indemnified Party for any damages arising out of (i) mistakes or errors in data provided in connection with purchase or redemption transactions except for data provided by the Authorized Participant, or (ii) mistakes or errors by, or arising out of interruptions or delays of communications with, the Administrative Trustee or any Sponsor Indemnified Party, or (iii) the reckless disregard of its duties, bad faith, fraud or willful misconduct of any Sponsor Indemnified Party.

c. The Sponsor shall indemnify and hold harmless the Authorized Participant, its subsidiaries, Affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “AP Indemnified Party”) from and against any Losses incurred by such AP Indemnified Party as a result of (i) any breach by the Sponsor or its affiliates of any of its or their representations or warranties; (ii) any failure on the part of the Sponsor or its affiliates to perform any of its or their obligations set forth in the Authorized Participant Agreement; (iii) any failure by the Sponsor or its affiliates to comply with applicable laws and regulations, including rules and regulations of self-regulatory organizations, that apply to it or them; or (iv) actions of such AP Indemnified Party in reliance upon any instructions issued in accordance with the Procedures reasonably believed by such Indemnified Party to be genuine and to have been given by the Sponsor.

d. The Sponsor shall not be liable to any AP Indemnified Party for any damages arising out of (i) mistakes or errors in data provided in connection with purchase or redemption transactions except for data provided by the Sponsor, or (ii) mistakes or errors by or arising out of interruptions or delays of communications with, or actions, omissions, or obligations hereunder of, the Prime Execution Agent, Trust Administrator, Bitcoin Custodian, Securities Custodian, AP Securities Custodian, the Cash Custodian or any AP Indemnified Party, or any Authorized Participant Client, or (iii) the reckless disregard by an AP Indemnified Party or any Authorized Participant Client of its duties, or an AP Indemnified Party’s or any Authorized Participant Client’s bad faith, fraud or willful misconduct.

Section 6.02. Limitation of Liability.

a.          No party to the Authorized Participant Agreement shall be liable for any special, indirect, incidental, exemplary, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of revenue, loss of actual or anticipated profit, loss of contracts, loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of market share, loss of goodwill or loss of reputation), even if such parties have been advised of the likelihood of such loss or damage and regardless of the form of action, except as otherwise expressly provided herein.

b.         No party to the Authorized Participant Agreement shall be responsible or liable for any failure or delay in the performance of their obligations under the Authorized Participant Agreement caused directly by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; terrorism; sabotage; epidemics or pandemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; except as otherwise provided herein.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Commencement of Trading. The Authorized Participant may not submit an Order prior to the effectiveness of the registration statement, or amendment to the registration statement, filed with the Securities and Exchange Commission and pursuant to which the Authorized Participant is identified as such in the Prospectus.

Section 7.02. Definitions. The capitalized terms used herein are defined as follows.

a. “1933 Act” means the U.S. Securities Act of 1933, as amended.

b. “Administrative Trustee” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

c. “Affiliate” shall have the meaning given to it by Rule 501(b) under the 1933 Act.

d. “airdrop” shall have the meaning ascribed to it in the Trust Agreement.

e. “AML Laws” shall have the meaning in Section 3.05 of this Schedule 2.

f. “Authorized Participant Agreement” shall mean each Authorized Participant Agreement among the Authorized Participant, the Administrative Trustee and the Sponsor into which these Standard Terms shall have been incorporated by reference.

g. “Authorized Participant” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

h. “Authorized Participant Client” means any party on whose behalf the Authorized Participant acts in connection with an Order (whether a customer or otherwise).

i.  “Authorized Representative” shall have the meaning ascribed to it in Section 2.01 hereof.

j. “Bank Secrecy Act” shall mean the anti-money laundering requirements of the Currency and Foreign Transactions Act of 1970 of the United States, as amended by the USA PATRIOT Act and Anti-Money Laundering Act of 2020.

k. “Basket” shall have the meaning ascribed to it in the Recitals to the Authorized Participant Agreement.

l. “Basket Amount” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

m. “BRIL” shall mean BlackRock Investments, LLC.

n. “Beneficial Owner” shall have the meaning given to it by Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

o. “Custodian” shall have the meaning ascribed to it in the Procedures.

p. “Deposit Property” means property which, in compliance with the provisions of the Trust Agreement, must be transferred by the Authorized Participant to the Trust in exchange for Shares.

q. “DTC” means The Depository Trust Company.

r. “DTC Participant” means a person that, pursuant to the DTC’s governing documents, is entitled to deposit securities with DTC in its capacity as a “participant”.

s. “FINRA” means the Financial Industry Regulatory Authority.

t. “fork” shall have the meaning ascribed to it in the Trust Agreement.

u. “Indemnified Party” shall have the meaning ascribed to it in Section 6.01.a hereof.

v. “Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

w. “Procedures” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

x. “Prospectus” means the Trust’s current prospectus included in its effective registration statement, as supplemented or amended from time to time.

y. “Purchase Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

z. “Redemption Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

aa. “Sanctions Laws” shall have the meaning ascribed to it herein.

bb. “Sanctions Lists” shall have the meaning ascribed to it herein.

cc. “Shares” means shares issued by the Trust pursuant to the provisions of the Trust Agreement.

dd. “Sponsor” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

ee. “Trust” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

ff. “Trust Agreement” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor and the Administrative Trustee have executed these Standard Terms as of the date first set forth above.

BLACKROCK FUND ADVISORS, in its capacity as Administrative Trustee

By:
Name:
Title:

iSHARES® DELAWARE TRUST SPONSOR LLC, in its capacity as Sponsor

By:
Name:
Title:

Schedule 3

CERTIFICATE OF AUTHORIZED REPRESENTATIVES

Each of the following employees of the Authorized Participant (each, an “Authorized Representative”) is authorized, in accordance with the Authorized Participant Agreement dated as of [ ], 20266 among the Authorized Participant, the Sponsor, and the Administrative Trustee, to submit Purchase Orders and Redemption Orders on behalf and in the name of the Authorized Participant and to give instructions or any other notice or request on behalf of Authorized Participant with respect to such Orders or any other activity contemplated by the Authorized Participant Agreement.

Name:

E-Mail Address:

Telephone:

The undersigned, [ ], [ ] of Authorized Participant, does hereby certify that the persons listed above have been duly authorized to act as Authorized Representatives pursuant to the Authorized Participant Agreement.

By: ______________________________

Name:

Title:

Date: